Exhibit 21.1

Subsidiaries of Tucows Inc., a Pennsylvania corporation

1.
Tucows (Delaware) Inc., a Delaware corporation, is a wholly owned subsidiary of Tucows.

2.
Tucows.com Co., a Nova Scotia corporation, is a wholly owned subsidiary of Tucows (Delaware) Inc.

3.
Infoloans Corp., a Delaware corporation, is a wholly owned subsidiary of Tucows.

4.
Infonautics Co., a Pennsylvania corporation, is a wholly owned subsidiary of Tucows.

5.
Infoprop, Inc., a Delaware corporation is a wholly owned subsidiary of Infonautics Co.

6.
InfoLoans2 Corp., a Delaware corporation is a wholly owned subsidiary of Infonautics Co.